EXHIBIT 5.1


                [VORYS, SATER, SEYMOUR AND PEASE LLP LETTERHEAD]


                                 March 22, 2006


Board of Directors
Peoples Bancorp Inc.
138 Putnam Street
Marietta, OH  45750

                  Re:      Peoples Bancorp Inc.
                           Post-Effective Amendment No. 3 to
                               Form S-3 Registration Statement
                           SEC Registration No. 33-54003

Gentlemen:

                  We have acted as counsel to Peoples Bancorp Inc., an Ohio corporation (the "Company"), in connection with the Company's Post-Effective Amendment No. 3 to Form S-3 Registration Statement ("Post-Effective Amendment No. 3") pertaining to the Peoples Bancorp Inc. Dividend Reinvestment and Stock Purchase Plan to be filed with the Securities and Exchange Commission (the "SEC").

                  On June 7, 1994, the Company filed a Registration Statement on Form S-3 (Registration No. 33-54003) (the "Registration Statement") with the SEC in order to register 500,000 common shares, without par value (the "Common Shares"), of the Company under the Securities Act of 1933, as amended (the "Act"), for offering and sale to participants in the Peoples Bancorp Inc. Dividend Reinvestment Plan. On April 23, 2003, the Company filed Post-Effective Amendment No. 1 to the Registration Statement with the SEC in order to evidence that the Company had determined that the Registration Statement was to cover only the 500,000 Common Shares originally registered and not any additional Common Shares resulting from any stock split or stock dividend occurring after June 7, 1994 and prior to the completion of the offering of Common Shares of the Company covered by the Registration Statement pursuant to the Dividend Reinvestment Plan.

                  Effective November 28, 2005, the Company appointed a new administrator for the Dividend Reinvestment Plan -- Shareowner Services, a division of Wells Fargo Bank, N.A. Updated information concerning the operation of the Dividend Reinvestment Plan and the new administrator of the Dividend Reinvestment Plan was included in the prospectus filed as part of Post-Effective Amendment No. 2 to the Registration Statement, which Post-Effective Amendment No. 2 was filed with the SEC on December 13, 2005.

                  Effective March 9, 2006, the Company amended the Dividend Reinvestment Plan to allow participants to purchase Common Shares of the Company by making optional cash investments upon specified terms. In order to reflect the addition of this optional cash investment feature, the Company modified the name of the Dividend Reinvestment Plan to be the Peoples Bancorp Inc. Dividend Reinvestment and Stock Purchase Plan. Information concerning the operation of the Dividend Reinvestment and Stock Purchase Plan (the "Plan") with the optional cash investment feature is provided in the prospectus filed as part of Post-Effective Amendment No. 3.

                  The Company has advised us that, as of the date hereof, 286,053 Common Shares of the Company remained available for issuance pursuant to the Plan.

                  In connection with rendering this opinion, we have examined, to the extent deemed necessary, originals or copies, the authenticity of which has been established to our satisfaction, of: (i) the Registration Statement and Post-Effective Amendments No. 1 and 2 thereto; (ii) Post-Effective Amendment No. 3; (iii) the Amended Articles of Incorporation of the Company, as currently in effect; (iv) the Code of Regulations of the Company, as currently in effect; and
(v) certain resolutions adopted by the Board of Directors of the Company. We have also relied upon such representations of the officers of the Company and examined such records and authorities of law as we have deemed relevant as a basis for this opinion.

                  In our examinations of the aforesaid documents and records, we have assumed, without independent investigation or examination, the authenticity of all documents and records examined by us, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authority of all individuals entering and maintaining records, and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of documents or records.

                  We have relied solely upon the examinations and inquiries recited herein and, except for the examinations and inquiries recited herein, we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

                  Based upon and subject to the foregoing, and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that the Common Shares of the Company issuable under the Plan, when issued and sold in accordance with the terms and provisions of the Plan and the Registration Statement, as amended, will be validly issued, fully-paid and non-assessable.

                  Members of our firm are admitted to the Bar of the State of Ohio and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Ohio, including the applicable provisions of the Ohio Constitution and the reported judicial decisions interpreting those laws, and the laws of the United States of America.

                  This opinion is based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and we assume no legal obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts and circumstances.

                  Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan, or the Common Shares issuable under the Plan.

                  We consent to the filing of this opinion as an exhibit to the Company's Registration Statement, as amended by Post-Effective Amendment No. 3, and to the reference to our firm under the caption "Legal Matters" in the prospectus relating to the Plan, filed as part of the Registration Statement, as amended by Post-Effective Amendment No. 3, filed by the Company with the SEC, as well as any amendments or supplements thereto. In giving this consent, however, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 or Section 11 of the Act or the rules and regulations of the SEC promulgated thereunder.

                                  Very truly yours,

                              /s/ Vorys, Sater, Seymour and Pease LLP

                                  VORYS, SATER, SEYMOUR AND PEASE LLP